Exhibit 99.01 to Eastman Chemical Company Current Report on Form 8-K Dated October 7, 2010 --  Text of Public Release on October 14, 2010 of Board Actions to Declassify Board, Create Independent Lead Director Position, and Select James P. Rogers as Chairman and Gary E. Anderson as Lead Director

Eastman Announces Board Actions to Declassify Board and Create Independent Lead Director Position, Selection of James P. Rogers as Chairman and Gary E. Anderson as Lead Director

KINGSPORT, Tenn., October 14, 2010 -- Eastman Chemical Company (NYSE:EMN) today announced that the Board of Directors has taken actions to declassify the Board and to change the Board leadership structure to establish an independent Lead Director position. The Board also selected Chief Executive Officer and director James P. Rogers to serve as Chairman of the Board and independent director Gary E. Anderson to serve as Lead Director, each effective January 1, 2011, upon retirement of J. Brian Ferguson as Executive Chairman of the Board. Amendments to the company’s Certificate of Incorporation to declassify the Board will be submitted to stockholders at the company’s 2011 annual meeting.

“The Board believes these latest actions are in the best interests of Eastman and its stockholders, and are further demonstration of the company’s ongoing commitment to strong corporate governance,” said Howard L. Lance, chairman of the Nominating and Corporate Governance Committee, speaking on behalf of the Board of Directors. “We are grateful to Brian Ferguson for his leadership, and we have confidence that Jim Rogers and the senior leaders will continue to deliver stockholder value by successfully executing the company’s growth strategy. Further, as Lead Director, Gary Anderson provides experience and insights that will help advance our sound governance practices and facilitate the Board’s productivity and efficiency.”

“I greatly appreciate Brian’s leadership, guidance and support, especially during my transition as CEO and director,” said Jim Rogers. “I am grateful for the Board’s confidence in me and my management team, and I very much look forward to working with Gary in his new role as together we lead the Board.”

The new Board leadership structure and the authority and duties of the Lead Director position are described in the company’s Bylaws and Corporate Governance Guidelines (available at www.investors.eastman.com).

Declassification of the Board will permit Eastman stockholders to vote annually for all directors. Currently, the company’s three classes of directors are elected for staggered three-year terms. If stockholders approve the proposal to declassify the Board, beginning with the 2012 annual meeting stockholders will vote on the reelection of the directors with terms expiring, or the election of their successors, to one year terms.

Rogers, 59, has been a director of Eastman since December 2008 and Chief Executive Officer since May 2009, and has previously served as President of the company and head of its Chemicals & Fibers Business Group, Executive Vice President and President of its Eastman Division, and Senior Vice President and Chief Financial Officer of the company and Chief Operations Officer of the company’s Eastman Division.

Anderson, 65, has been an Eastman director since 2007 and is retired Chairman of the Board of the Dow Corning Corporation, a diversified company specializing in the development, manufacture, and marketing of silicones and related silicone-based products. He joined Dow Corning in 1967 and served in various executive capacities over 25 years, including Chairman, President, and Chief Executive Officer, retiring as Chairman in 2005.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2009 sales of $5 billion.  For more information, visit www.eastman.com.

Contacts: Media: Tracy Broadwater 423-224-0498 / tkbroadwater@eastman.com Investors: Greg Riddle 212-835-1620 / griddle@eastman.com